FOR IMMEDIATE RELEASE	Contacts:
	Investors:	Seth Zaslow 203-352-1026
	Media:	Matthew Altman 203-352-1177

WWE® Reports Third Quarter 2022 Results

Third Quarter 2022 Highlights

•	Revenue was $304.6 million, an increase of 19%; Operating Income was $58.9 million, a decrease of 8%; and Adjusted OIBDA[1] was $91.2 million, an increase of 17%
•	Returned $9.1 million of capital to shareholders through dividends paid
•

Clash at the Castle, the first major WWE stadium event in the UK in over 30 years, was held at Principality Stadium in Cardiff, Wales. Clash at the Castle was the most viewed international event in WWE’s history

•

Each WWE domestic premium live event (Money in the Bank, SummerSlam and Extreme Rules) was the most viewed event in its history with year-over-year increases of 17%, 20% and 36%, respectively, in domestic unique viewership on Peacock

•	WWE announced a multi-year agreement with its long-standing partner, the Foxtel Group, to expand the distribution of the Company’s content in Australia
•	WWE announced the creation of NXT Europe, which is planned to launch in 2023, to expand the NXT brand internationally
•	In October, WWE announced its “Campus Rush” recruitment tour to further enhance the Company’s talent development program

2022 Business Outlook2

In February, the Company issued Adjusted OIBDA guidance of $360 - $375 million for the full year 2022. In August, the Company raised its guidance to $370 - $385 million. Based on performance through the first nine months of the year as well management’s current expectations for the fourth quarter, the Company now expects full year 2022 Adjusted OIBDA to be at the upper-end of the range of $370 - $385 million.

STAMFORD, Conn., November 2, 2022 - WWE (NYSE: WWE) today announced financial results for its third quarter ended September 30, 2022.

“We generated strong financial results in the quarter, highlighted by record revenue and Adjusted OIBDA for a third quarter, and remain firmly on track to deliver record revenue and Adjusted OIBDA for the full year” said Stephanie McMahon and Nick Khan, WWE co-Chief Executive Officers. “We continue to effectively execute our strategy, including staging a record-setting international stadium event, Clash at the Castle, in early September. Clash at the Castle, as well as our other premium live events (“PLEs”) including SummerSlam and Extreme Rules all continue our streak of delivering record viewership for each respective event.  These PLEs, along with strong ratings for our flagship programs, Raw and SmackDown, continue to expand the reach of our brands and enhance the value of our content across various platforms, both domestically and abroad.”

Frank Riddick, WWE President & Chief Financial Officer, added “In the quarter, we exceeded our guidance. Adjusted OIBDA increased 17% reflecting 19% revenue growth over the prior year. Our financial performance was primarily driven by growth in our Media segment as well as a shift in the timing of revenue related to certain licensing agreements. These items more than offset an increase in certain costs to support the creation of content. For 2022, we now anticipate Adjusted OIBDA at the upper-end of the range of $370 to $385 million.”

Third-Quarter Consolidated Results

Revenue increased 19% to  $304.6 million, primarily due to an increase in core content rights fees for the Company’s flagship programs, Raw and SmackDown, and the monetization of third-party original programming. To a lesser extent, higher consumer product licensing revenue and international ticket sales also contributed to the increase in revenue.

Operating Income decreased 8%, or $5.1 million, to  $58.9 million, as the increase in revenue was offset by an increase in operating expenses. The increase in operating expenses was primarily driven by higher costs to support the creation of content as well as the impact of certain costs related to the Special Committee investigation. (See the “Special Committee Investigation” discussion for further details.) The Company’s operating income margin decreased to 19% from 25%.

Adjusted OIBDA (which excludes stock-based compensation and other items included in operating income)  increased 17%, or $13.3 million, to  $91.2 million. The Company’s Adjusted OIBDA margin remained flat at 30%.

Net Income was $41.7 million, or $0.49 per diluted share, a slight decline from $43.5 million, or $0.52 per diluted share in the third quarter of 2021, primarily reflecting the decrease in operating performance.

Cash flows generated by operating activities were $54.5 million, a slight decline from $56.9 million, primarily due to lower net income and higher working capital requirements.

Free Cash Flow3 was $3.5 million, a decrease from $44.8 million, primarily due to an increase in capital expenditures.  For the three months ended September 30, 2022,  the Company incurred $42.3 million of capital expenditures related to its new headquarter facility. Excluding the capital expenditures related to the new headquarter facility, Free Cash Flow for the three months ended September 30, 2022 was $45.8 million.

Return of Capital to Shareholders

The Company returned $9.1 million of capital to shareholders in dividends in the third quarter.  There were no share repurchases under the Company’s existing share repurchase program. As of September 30, 2022, the Company had $210.9 million available under its existing $500 million stock repurchase authorization.

Results by Operating Segment

The schedules below reflect WWE’s performance by operating segment (in millions):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Net Revenue:
Media	$233.0	$202.7	$754.2	$678.6
Live Events	35.2	28.0	99.3	37.7
Consumer Products	36.4	25.1	112.7	68.6
Total Net Revenue	$304.6	$255.8	$966.2	$784.9

Operating Income (Loss):
Media	$86.1	$79.2	$281.9	$257.1
Live Events	9.6	9.1	24.8	5.5
Consumer Products	18.5	7.2	45.6	21.3
Corporate	(55.3)	(31.5)	(131.7)	(108.5)
Total Operating Income	$58.9	$64.0	$220.6	$175.4

Adjusted OIBDA:
Media	$93.9	$85.6	$312.8	$278.4
Live Events	9.8	9.3	26.4	6.1
Consumer Products	18.8	7.5	47.2	22.6
Corporate	(31.3)	(24.5)	(92.0)	(77.2)
Total Adjusted OIBDA	$91.2	$77.9	$294.4	$229.9

Media

Third-Quarter 2022

Revenue increased 15%, or $30.3 million, to  $233.0 million, primarily due an increase in both domestic and international media rights fees related to the Company’s flagship programs, Raw and SmackDown. The increase was also related to the delivery of third-party original programming.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Media Revenue:
Network (a)	$46.5	$43.1	$166.5	$184.0
Core content rights fees (b)	156.7	141.3	450.0	422.8
Advertising and sponsorship (c)	13.2	16.1	50.9	50.4
Other (d)	16.6	2.2	86.8	21.4
Total Revenue	$233.0	$202.7	$754.2	$678.6
(a)

Network revenue consists primarily of license fees associated with the distribution of WWE Network content on the Peacock service in the U.S. (effective March 18, 2021), as well as subscription fees from customers of WWE Network and license fees associated with the Company’s international licensed partner agreements.  Network revenue for the nine-month period ended September 30, 2021, includes the upfront revenue recognition related to the delivery of certain WWE Network intellectual property rights to Peacock.

(b)

Core content rights fees consist primarily of licensing revenue from the distribution of the Company’s flagship programs, Raw and SmackDown, as well as its NXT programming, through global broadcast, pay television and digital platforms.

(c)

Advertising and sponsorship revenue within the Media segment consists primarily of advertising revenue from the Company’s content on third-party social media platforms and sponsorship fees from sponsors who promote products utilizing the Company’s media platforms, including promotion on the Company’s digital websites and on-air promotional media spots.

(d)

Other revenue within the Media segment reflects revenue from the distribution of other WWE content, including, but not limited to, certain live in-ring programming content in international markets, scripted, reality and other programming, as well as theatrical and direct-to-home video releases.

Operating income increased 9%, or $6.9 million, to $86.1 million, as the increase in revenue (as described above) was partially offset by an increase in operating expenses. The increase in operating expenses was primarily driven by higher costs to support the creation of content.

Adjusted OIBDA increased 10%, or $8.3 million, to $93.9 million.

Live Events

Third-Quarter 2022

Revenue increased 26%, or $7.2 million, to $35.2 million, primarily due an increase in international ticket sales from the Company’s major stadium event, Clash at the Castle. There were 58 total ticketed live events in the current quarter, consisting of 57 events in North America and 1 international event. Average attendance at the Company’s North America events was approximately 6,300. In the prior year period, the Company returned to staging weekly, ticketed live events for the first time since the onset of the COVID-19 outbreak. In the prior year period, the Company staged 42 total ticketed live events, consisting of 38 events in North America and 4 events in international markets. Average attendance at the Company’s North America events was approximately 8,300, which reflected pent-up consumer demand as well as a higher mix of larger capacity venues.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Live Events Revenue:
North American ticket sales	$24.1	$23.8	$78.9	$30.5
International ticket sales	8.0	2.4	10.2	2.4
Advertising and sponsorship (e)	1.3	0.4	4.0	0.7
Other (f)	1.8	1.4	6.2	4.1
Total Revenue	$35.2	$28.0	$99.3	$37.7

(e)

Advertising and sponsorship revenue within the Live Events segment consists primarily of fees from advertisers and sponsors that promote products utilizing the Company’s live events (i.e., presenting sponsor of fan engagement events and advertising signage at events).

(f)

Other revenue within the Live Events segment reflects revenue from the sale of travel packages associated with the Company’s global live events, commissions earned through secondary ticketing, and revenue from events for which the Company receives a fixed fee

Operating income increased 5%, or $0.5 million, to  $9.6 million, as the increase in revenues (as described above) was essentially offset by an increase in event-related expenses.

Adjusted OIBDA increased 5%, or $0.5 million, to  $9.8 million.

Consumer Products

Third-Quarter 2022

Revenue increased 45%, or $11.3 million, to $36.4 million, primarily due to higher licensing revenue. During the quarter, approximately $10 million in revenue was recorded primarily as a result of the Company revising its estimates related to revenue recognition for certain licensing agreements with minimum guarantees. Prior to the change in estimates, the Company expected to recognize the majority (approximately $9 million) of this amount in the fourth quarter of 2022.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Consumer Products Revenue:
Consumer product licensing	$22.6	$11.6	$65.2	$33.9
eCommerce	7.6	8.2	28.2	28.1
Venue merchandise	6.2	5.3	19.3	6.6
Total Revenue	$36.4	$25.1	$112.7	$68.6

Operating income increased 157%, or $11.3 million, to $18.5 million, primarily reflecting the increase in revenue (as described above). Operating expenses were essentially flat as increases in variable costs associated with sales activity were substantially offset by lower expenses related to the transition of eCommerce operations to a third-party.

Adjusted OIBDA increased 151%, or $11.3 million, to $18.8 million.

2022 Business Outlook2

In February, the Company issued Adjusted OIBDA guidance of $360 - $375 million for the full year 2022. In August, the Company raised its guidance to $370 - $385 million. Based on performance through the first nine months of the year as well as management’s current expectations for the fourth quarter, the Company now expects full year 2022 Adjusted OIBDA to be at the upper-end of the range of $370 - $385 million. This range of anticipated performance reflects a full live events touring schedule, including a large-scale international event, and increased monetization of third-party original programming, partially offset by increased costs to support the creation of content.

Fourth Quarter 2022 Business Outlook2

The Company estimates fourth quarter 2022 Adjusted OIBDA of $83 - $90 million. The estimate reflects revenue growth primarily driven by an expected increase in media rights fees for the Company’s premium live events as well as an expected increase in the monetization of third-party original programming. Similar to the prior year quarter, the fourth quarter 2022 estimate reflects expected revenue from the staging of a large-scale international event. The Company anticipates that fourth quarter results will also reflect the negative impact of the previously mentioned shift of revenue into the third quarter related to certain licensing agreements with minimum guarantees, as well as an increase in operating expenses, including certain costs to support the creation of content.

Special Committee Investigation

As previously announced, a Special Committee of independent members of the Board of Directors was formed to investigate alleged misconduct by Vincent K. McMahon, the Company’s former Chairman and Chief Executive Officer,  who resigned from all positions held with the Company on July 22, 2022 but remains a stockholder with a controlling interest, and another executive, who is also no longer with the Company. The Special Committee investigation is now complete and the Special Committee has been disbanded. Management is working with the Board to implement the recommendations of the Special Committee related to the investigation.  For the three and nine-month periods ended September 30, 2022, the Company’s consolidated pre-tax results include the impact of $17.7 million and $19.4 million, respectively, associated with certain costs related to the investigation. Please see the Company’s SEC filings, including, but not limited to, its annual report on Form 10-K/A and quarterly reports on Form 10-Q/A  and Form 10-Q for further details and ongoing risks regarding this matter.

Notes

(1)

The definition of Adjusted OIBDA can be found in the Non-GAAP Measures section of the release on page 7. A reconciliation of Operating Income to Adjusted OIBDA for the three and nine-month periods ended September 30, 2022 and 2021 can be found in the Supplemental Information in this release on page 14.

(2)

The Company’s business model and expected results will continue to be subject to significant execution and other risks, including risks relating to the impact of COVID-19 on WWE’s business, results of operations and financial condition; entering, maintaining and renewing major distribution agreements; WWE Network; risks related to the resignation of Vincent K. McMahon and the potential impact of the investigation of alleged executive misconduct; uncertainties associated with international markets and risks inherent in large live events, and other risk factors disclosed in our annual report on Form 10-K/A for the year ended December 31, 2021. In addition, WWE is unable to provide a reconciliation of fourth quarter or full year 2022 guidance to GAAP measures as, at this time, WWE cannot accurately determine all of the adjustments that would be required. See Supplemental Information in this release on page 15 and Forward-Looking Statements in this release on page 8.

(3)

A reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow for the three and nine-month periods ended September 30, 2022 and 2021 can be found in the Supplemental Information in this release on page 16.

Non-GAAP Measures

The Company defines Adjusted OIBDA as operating income excluding depreciation and amortization, stock-based compensation expense, certain impairment charges and other non-recurring items that management deems would impact the comparability of results between periods. Adjusted OIBDA includes amortization and depreciation expenses directly related to supporting the operations of our segments, including content production asset amortization, depreciation and amortization of costs related to content delivery and technology assets utilized for the WWE Network, as well as amortization of right-of-use assets related to finance leases of equipment used to produce and broadcast our live events. The Company believes the presentation of Adjusted OIBDA is relevant and useful for investors because it allows them to view the Company’s segment performance in the same manner as the primary method used by management to evaluate segment performance and to make decisions regarding the allocation of resources. Additionally, the Company believes that Adjusted OIBDA is a primary measure used by media investors, analysts and peers for comparative purposes.

Adjusted OIBDA is a non-GAAP financial measure and may be different from similarly titled non-GAAP financial measures used by other companies. WWE views operating income as the most directly comparable GAAP measure. Adjusted OIBDA (and other non-GAAP measures such as Adjusted Operating Income,  Adjusted Net Income and Adjusted EPS which are defined as the GAAP measures excluding certain nonrecurring, material items that impact the comparability between periods) should not be considered in isolation from, or as a substitute for, operating income, net income, EPS or other GAAP measures, such as operating cash flow, as an indicator of operating performance or liquidity.

The Company defines Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. WWE views net cash provided by operating activities as the most directly comparable GAAP measure. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash WWE’s continuing business generates after capital expenditures and is available for reinvesting in the business, debt service, share repurchases and payment of dividends.

Additional Information

As previously announced WWE will host a conference call at 5:00  p.m. ET on November 2, 2022, to discuss its third quarter 2022 results. All interested parties are welcome to listen to a live webcast that will be hosted through the Company’s website at corporate.wwe.com/investors. Participants can access the conference call by dialing 1-855-200-4993 (toll free) or 1-323-794-2092 from outside the U.S. (conference ID for both lines: 5826559).  Please reserve a line 5-10 minutes prior to the start time of the conference call.

The earnings presentation referenced during the call will be made available on November 2, 2022, at corporate.wwe.com/investors. A replay of the call will be available approximately two hours after the conference call concludes and can be accessed on the Company’s website.

Additional business metrics are made available to investors on the corporate website - corporate.wwe.com/investors.

About WWE

WWE, a publicly traded company (NYSE: WWE), is an integrated media organization and recognized leader in global entertainment. The Company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family-friendly entertainment on its television programming, premium live events, digital media, and publishing platforms. WWE’s TV-PG programming can be seen in more than 1 billion homes worldwide in 30 languages through world-class distribution partners including NBCUniversal, FOX, BT Sport, Sony India and Rogers. The award-winning WWE Network includes all premium live events, scheduled programming and a massive video-on-demand library and is currently available in more than 180 countries. In the United States, NBCUniversal’s streaming service, Peacock, is the exclusive home to WWE Network.

Additional information on WWE can be found at wwe.com and corporate.wwe.com.

Trademarks:  All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, logos and copyrights are the exclusive property of WWE and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.

Forward-Looking Statements: This press release contains, and oral statements made from time to time by our representatives may contain, forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  Forward looking statements include statements regarding, our outlook for future financial results, the impact of recent management changes, the findings of the investigation conducted by the  Special Committee of independent members of our Board of Directors; our plans to remediate identified material weaknesses in our disclosure control and procedures and our internal control over financial reporting, and regulatory, investigative or enforcement inquiries, subpoenas or demands arising from, related to, or in connection with these matters.  In addition, the words “may,” “will,” “could,” “anticipate,” “plan,” “continue,” “project,” “intend,” “estimate,” “believe,” “expect,” “outlook,” “target,” “goal,” “guidance” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words.  These statements relate to future possible events, as well as our plans, objectives, expectations and intentions and are not historical facts and accordingly involve known and unknown risks and uncertainties and other factors that may cause the actual results or the performance by us to be materially different from future results or performance expressed or implied by such forward-looking statements. These forward-looking statements are subject to uncertainties relating to, without limitation, the departure of Vince McMahon from the Company and the appointment of Stephanie McMahon and Nick Khan as co-Chief

Executive Officers; the findings of the investigation by the Special Committee of independent members of our Board of Directors; regulatory, investigative or enforcement inquiries, subpoenas or demands arising from, related to, or in connection with these matters; our ability to remediate material weaknesses in our disclosure controls and procedures and our internal control over financial reporting; and reputational harm to the Company’s relationships with its stockholders, customers, talent and partners, which may have adverse financial and operational impacts, among other factors. The following additional factors, among others, also could cause actual results to differ materially from those contained in forward-looking statements: the COVID-19 outbreak, which may continue to affect negatively world economies as well as our industry, business and results of operations; entering, maintaining and renewing major distribution and licensing agreements; a rapidly evolving and highly competitive media landscape; WWE Network; computer systems, content delivery and online operations of our Company and our business partners; privacy norms and regulations; our need to continue to develop creative and entertaining programs and events; our need to retain and continue to recruit key performers; the possibility of a decline in the popularity of our brand of sports entertainment; the resignation of Vincent K. McMahon; possible adverse changes in the regulatory atmosphere and related private sector initiatives; the highly competitive, rapidly changing and increasingly fragmented nature of the markets in which we operate and/or our inability to compete effectively, especially against competitors with greater financial resources or marketplace presence; uncertainties associated with international markets including possible disruptions and reputational risks; our difficulty or inability to promote and conduct our live events and/or other businesses if we do not comply with applicable regulations; our dependence on our intellectual property rights, our need to protect those rights, and the risks of our infringement of others’ intellectual property rights; the complexity of our rights agreements across distribution mechanisms and geographical areas; potential substantial liability in the event of accidents or injuries occurring during our physically demanding events; large public events as well as travel to and from such events; our expansion into new or complementary businesses, strategic investments and/or acquisitions; our accounts receivable; the construction and move to our new leased corporate and media production headquarters; litigation and other actions, investigations or proceedings; a change in the tax laws of key jurisdictions; our feature film business; a possible decline in general economic conditions and disruption in financial markets including any resulting from COVID-19; our indebtedness including our convertible notes; our potential failure to meet market expectations for our financial performance; through his beneficial ownership of a substantial majority of our Class B common stock, our controlling stockholder, Vincent K. McMahon could exercise ultimate control over our affairs, and his interests may conflict with the holders of our Class A common stock; our share repurchase program; a substantial number of shares are eligible for sale by the McMahons and the sale, or the perception of possible sales, of those shares could lower our stock price; and the volatility of our Class A common stock. In addition, our dividend and share repurchases are dependent on a number of factors, including, among other things, our liquidity and historical and projected cash flow, strategic plan (including alternative uses of capital), our financial results and condition, contractual and legal restrictions on the payment of dividends (including under our revolving credit facility), general economic and competitive conditions and such other factors as our Board of Directors may consider relevant. Forward-looking statements made by the Company speak only as of the date made and are subject to change without any obligation on the part of the Company to update or revise them. Undue reliance should not be placed on these statements.  For more information about risks and uncertainties associated with the Company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, our annual report on Form 10-K/A and quarterly reports on Form 10-Q/A and Form 10-Q.

World Wrestling Entertainment, Inc.

Consolidated Income Statements

(In millions, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Net revenues	$304.6	$255.8	$966.2	$784.9
Operating expenses	166.6	139.0	544.2	437.2
Marketing and selling expenses	20.0	17.8	58.5	52.7
General and administrative expenses	49.9	24.9	114.5	87.8
Depreciation and amortization	9.2	10.1	28.4	31.8
Operating income	58.9	64.0	220.6	175.4
Interest expense	5.4	8.5	16.4	25.5
Other (expense) income, net	(0.1)	0.3	—	0.7
Income before income taxes	53.4	55.8	204.2	150.6
Provision for income taxes	11.7	12.3	47.4	34.1
Net income	$41.7	$43.5	$156.8	$116.5

Earnings per share:
Basic	$0.56	$0.57	$2.11	$1.52
Diluted	$0.49	$0.52	$1.84	$1.37

Weighted average common shares outstanding:
Basic	74.4	76.1	74.5	76.6
Diluted	88.2	84.3	88.0	85.2
Dividends declared per common share (Class A and B)	$0.12	$0.12	$0.36	$0.36

World Wrestling Entertainment, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	As of
	September 30,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$181.7	$134.8
Short-term investments, net	259.3	281.0
Accounts receivable, net	143.3	171.2
Inventory	2.5	8.0
Prepaid expenses and other current assets	70.5	32.2
Total current assets	657.3	627.2
Property and equipment, net	298.9	172.7
Finance lease right-of-use assets, net	302.9	313.4
Operating lease right-of-use assets, net	13.1	9.0
Content production assets, net	17.2	13.8
Investment securities	11.8	11.6
Deferred income tax assets, net	19.5	13.1
Other assets, net	12.4	43.3
Total assets	$1,333.1	$1,204.1
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$0.4	$0.4
Finance lease liabilities	12.6	12.2
Operating lease liabilities	3.0	4.8
Convertible debt	213.9	201.1
Accounts payable and accrued expenses	160.4	122.7
Deferred revenues	58.6	74.6
Total current liabilities	448.9	415.8
Long-term debt	21.0	21.3
Finance lease liabilities	367.5	374.7
Operating lease liabilities	10.0	5.1
Other non-current liabilities	14.4	12.5
Total liabilities	861.8	829.4
Commitments and contingencies
Stockholders' equity:
Class A common stock	0.4	0.4
Class B convertible common stock	0.3	0.3
Additional paid-in capital	409.2	422.9
Accumulated other comprehensive income	(1.1)	2.4
Retained earnings (accumulated deficit)	62.5	(51.3)
Total stockholders’ equity	471.3	374.7
Total liabilities and stockholders' equity	$1,333.1	$1,204.1

World Wrestling Entertainment, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Nine Months Ended
	September 30,
	2022	2021
OPERATING ACTIVITIES:
Net income	$156.8	$116.5
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and impairments of content production assets	26.2	18.2
Depreciation and amortization	35.6	37.5
Other amortization	10.1	13.9
Stock-based compensation	26.0	14.6
Benefit from deferred income taxes	(1.9)	(9.8)
Other non-cash adjustments	0.7	1.6
Cash provided by (used in) changes in operating assets and liabilities:
Accounts receivable	22.8	(74.9)
Inventory	6.1	2.2
Prepaid expenses and other assets	(36.2)	6.3
Content production assets	(29.7)	(12.6)
Accounts payable, accrued expenses and other liabilities	2.2	28.0
Deferred revenues	(16.1)	(5.2)
Net cash provided by operating activities	202.6	136.3
INVESTING ACTIVITIES:
Purchases of property and equipment and other assets	(119.9)	(24.4)
Purchases of short-term investments	(225.3)	(225.3)
Proceeds from sales and maturities of investments	241.0	177.3
Purchase of investment securities	(0.2)	(1.1)
Other	4.3	—
Net cash used in investing activities	(100.1)	(73.5)
FINANCING ACTIVITIES:
Repayment of debt	(0.3)	(100.3)
Repayment of finance leases	(10.4)	(8.0)
Dividends paid	(26.8)	(27.4)
Proceeds from tenant improvement allowances	27.2	—
Taxes paid related to net settlement upon vesting of equity awards	(7.8)	(5.6)
Proceeds from issuance of stock	2.5	3.0
Repurchase and retirement of common stock	(40.0)	(115.6)
Net cash used in financing activities	(55.6)	(253.9)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	46.9	(191.1)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	134.8	462.1
CASH AND CASH EQUIVALENTS, END OF PERIOD	$181.7	$271.0
NON-CASH INVESTING TRANSACTIONS:
Purchases of property and equipment recorded in accounts payable and accrued expenses	$57.5	$10.9
Principal stockholder contributions	$2.7	$1.2

World Wrestling Entertainment, Inc.

Supplemental Information – Reconciliation of Adjusted Net Income

(In millions, except per share data)

(Unaudited)

	Three Months Ended September 30,
	2022			2021
	As Reported	Other Adjustments (1)	Adjusted	As Reported	Other Adjustments (1)	Adjusted
Operating income	$58.9	$17.7	$76.6	$64.0	$—	$64.0
Interest expense	5.4	—	5.4	8.5	—	8.5
Other expense, net	(0.1)	—	(0.1)	0.3	—	0.3
Income before taxes	53.4	17.7	71.1	55.8	—	55.8
Provision for income taxes	11.7	3.9	15.6	12.3	—	12.3
Net income	$41.7	$13.8	$55.5	$43.5	$—	$43.5
Earnings per share - diluted	$0.49	$0.16	$0.65	$0.52	$—	$0.52

	Nine Months Ended September 30,
	2022			2021
	As Reported	Other Adjustments (1)	Adjusted	As Reported	Other Adjustments (1)	Adjusted
Operating income	$220.6	$19.4	$240.0	$175.4	$8.1	$183.5
Interest expense	16.4	—	16.4	25.5	—	25.5
Other income, net	—	—	—	0.7	—	0.7
Income before taxes	204.2	19.4	223.6	150.6	8.1	158.7
Provision for income taxes	47.4	4.5	51.9	34.1	1.8	35.9
Net income	$156.8	$14.9	$171.7	$116.5	$6.3	$122.8
Earnings per share - diluted	$1.84	$0.17	$2.01	$1.37	$0.07	$1.44
(1)

During the three and nine months ended September 30, 2022, the Company’s consolidated pre-tax results included $17.7 million and $19.4 million, respectively, associated with certain costs related to the investigation by the Special Committee of independent members of the Board of Directors. During the nine months ended September 30, 2021, the Company’s consolidated pre-tax results included the impact of $8.1 million in severance expense primarily related to the combination of WWE’s television, digital and studios teams into one organization for a more unified content strategy and more streamlined content production.

World Wrestling Entertainment, Inc.

Supplemental Information – Reconciliation of Adjusted OIBDA

(In millions, except per share data)

(Unaudited)

	Three Months Ended September 30, 2022
	Operating Income (Loss)	Depreciation & Amortization	Stock-based Compensation	Other Adjustments (1)	Adjusted OIBDA
Media	$86.1	$3.8	$4.0	$—	$93.9
Live Events	9.6	—	0.2	—	9.8
Consumer Products	18.5	0.1	0.2	—	18.8
Corporate	(55.3)	5.3	1.0	17.7	(31.3)
Total	$58.9	$9.2	$5.4	$17.7	$91.2

	Three Months Ended September 30, 2021
	Operating Income (Loss)	Depreciation & Amortization	Stock-based Compensation	Other Adjustments	Adjusted OIBDA
Media	$79.2	$3.5	$2.9	$—	$85.6
Live Events	9.1	—	0.2	—	9.3
Consumer Products	7.2	—	0.3	—	7.5
Corporate	(31.5)	6.6	0.4	—	(24.5)
Total	$64.0	$10.1	$3.8	$—	$77.9

	Nine Months Ended September 30, 2022
	Operating Income (Loss)	Depreciation & Amortization	Stock-based Compensation	Other Adjustments (1)	Adjusted OIBDA
Media	$281.9	$11.0	$19.9	$—	$312.8
Live Events	24.8	0.1	1.5	—	26.4
Consumer Products	45.6	0.2	1.4	—	47.2
Corporate	(131.7)	17.1	3.2	19.4	(92.0)
Total	$220.6	$28.4	$26.0	$19.4	$294.4

	Nine Months Ended September 30, 2021
	Operating Income (Loss)	Depreciation & Amortization	Stock-based Compensation (2)	Other Adjustments (1)	Adjusted OIBDA
Media	$257.1	$11.0	$10.3	$—	$278.4
Live Events	5.5	—	0.6	—	6.1
Consumer Products	21.3	0.1	1.2	—	22.6
Corporate	(108.5)	20.7	2.5	8.1	(77.2)
Total	$175.4	$31.8	$14.6	$8.1	$229.9
(1)

During the three and nine months ended September 30, 2022, the Company’s consolidated pre-tax results included $17.7 million and $19.4 million, respectively, associated with certain costs related to the investigation by the Special Committee of independent members of the Board of Directors. During the nine months ended September 30, 2021, the Company’s consolidated pre-tax results included the impact of $8.1 million in severance expense primarily related to the combination of WWE’s television, digital and studios teams into one organization for a more unified content strategy and more streamlined content production.

(2)	Stock-based compensation expense during the nine months ended September 30, 2021 includes the impact of forfeitures arising from the Company’s business restructuring.

World Wrestling Entertainment, Inc.

Supplemental Information – Reconciliation of Business Outlook

(In millions, except per share data)

(Unaudited)

Reconciliation of Adjusted OIBDA to Operating Income

	Q3 2022	Q3 2022 YTD	Q4 2022	FY 2022
Adjusted OIBDA	$91.2	$294.4	$83 - $90	$370 - $385
Depreciation & amortization (1)	(9.2)	(28.4)	—	—
Stock-based compensation (1)	(5.4)	(26.0)	—	—
Other operating income items (1)	(17.7)	(19.4)	—	—
Operating income (U.S. GAAP Basis)	$58.9	$220.6	Not estimable	Not estimable

(1)

Because of the nature of these items, WWE is unable to estimate the amounts of any adjustments for these items for periods after September 30, 2022 due to its inability to forecast if or when such items will occur. These items are inherently unpredictable and may not be reliably quantified.

World Wrestling Entertainment, Inc.

Supplemental Information - Free Cash Flow

(In millions)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Net cash provided by operating activities	$54.5	$56.9	$202.6	$136.3
Less cash used for capital expenditures:
Purchases of property and equipment and other assets (1)	(51.0)	(12.1)	(119.9)	(24.4)
Free Cash Flow (1)	$3.5	$44.8	$82.7	$111.9

(1)

Purchases of property and equipment and other assets includes $42.3 million and $5.2 million of capital expenditures related to the Company’s new headquarter facility for the three months ended September 30, 2022 and 2021, respectively. Excluding the capital expenditures related to the Company’s new headquarter facility, Free Cash Flow was $45.8 million and $50.0 million for the three months ended September 30, 2022 and 2021, respectively.  Purchases of property and equipment and other assets includes $96.2 million and $8.5 million of capital expenditures related to the Company’s new headquarter facility for the nine months ended September 30, 2022 and 2021, respectively. Excluding the capital expenditures related to the Company’s new headquarter facility, Free Cash Flow was $183.2 million and $120.4 million for the nine months ended September 30, 2022 and 2021, respectively. The Company received $14.1 million and $27.2 million related to tenant improvement allowances associated with construction of its new headquarter facility for the three and nine months ended September 30, 2022, respectively. These tenant improvement allowances are included as a component of Net Cash Used in Financing Activities within our Consolidated Statements of Cash Flows and therefore excluded from Free Cash Flow.